Exhibit 99.1

Knology Reports Fourth Quarter and Full Year 2009 Results

WEST POINT, Ga.--(BUSINESS WIRE)--February 23, 2010--Knology, Inc. (Nasdaq: KNOL):

  Revenue increased to $107.1 million for the fourth quarter 2009 and to $425.6 million for the full year, representing growth of 3.5% and 3.7%, respectively.
  EBITDA, as adjusted, increased to $36.5 million for the fourth quarter 2009 and to $144.7 million for the full year, representing growth of 3.5% and 5.9%, respectively.
  Net connections grew by 11,951 in the fourth quarter and 15,863 for the full year. Fourth quarter 2009 additions included 2,822 video connections, 3,590 voice connections, and 5,539 data connections. Annual additions included 1,231 video connections, 2,651 voice connections, and 11,981 data connections. The fourth quarter and full year net connections include approximately 8,400 connections acquired in the PCL Cable transaction which closed during the fourth quarter.
  Business connections grew to over 105,000 in 2009, ending the year at 105,726 and representing approximately 15% of total connections.
  Free cash flow, defined as EBITDA, as adjusted, less capital expenditures and cash interest, increased to $49.7 million for the full year 2009, up approximately 10% from 2008.
  GAAP Operating Income was $11.9 million in the fourth quarter and $47.1 million for the year, reflecting growth of 24% and 35%, respectively, compared to 2008.
  Net Income, pro forma for non-cash interest charges related to the accounting for interest rate swap contracts and the one-time charge related to the debt modification, would have been $6.2 million in 2009 compared to a net loss of $12.1 million in 2008.

Knology, Inc. (Nasdaq: KNOL) today reported financial and operating results for the fourth quarter and year ended December 31, 2009. Total revenue for the fourth quarter of 2009 was $107.1 million compared to $105.8 million for the previous quarter and $103.6 million for the same period one year ago. Knology reported EBITDA, as adjusted, of $36.5 million for the fourth quarter of 2009, up from $36.0 million in the previous quarter and $35.2 million in the fourth quarter of 2008.

GAAP operating income was $11.9 million in the fourth quarter of 2009 and $47.1 million for the year, representing increases of 24% and 35%, respectively, over comparable periods a year ago. Free cash flow, defined as EBITDA, as adjusted, less capitalized expenditures and net cash interest, was $14.9 million for the fourth quarter of 2009 and $49.7 million for the year, representing a decrease of 3% and an increase of 10%, respectively, from comparable periods a year ago.

Knology reported net income attributable to common stockholders of $866,000 for the fourth quarter 2009, or $0.02 per share, compared with a net loss of $3.3 million, or $(0.09) per share, for the previous quarter and a net loss of $2.1 million, or $(0.06) per share, for the fourth quarter of 2008. For the full year 2009, Knology reported a net loss attributable to common stockholders of $3.4 million, or $(0.09) per share, compared with a net loss of $12.1 million, or $(0.34) per share, in 2008. The net loss attributable to common stockholders for 2009 included a non-cash charge of $6.2 million related to the accounting treatment for the company’s interest rate swaps and a $3.4 million one-time expense related to the amendment of Knology’s credit facility. Excluding these charges, Knology would have posted net income of $6.2 million, or $0.17 per share, for the full year 2009.

Knology ended 2009 with 693,871 connections, adding 11,951 net connections during the fourth quarter and 15,863 net connections for the full year. For the year, residential connections were up 11,452 units, or 2.0%, and business connections were up 4,411 units, or 4.4%. The fourth quarter and full year connections include approximately 8,400 connections acquired in the PCL Cable acquisition which closed during the fourth quarter. For the year, the company added 11,981 high-speed internet/data connections, 2,651 voice connections and 1,231 video connections.

Average monthly revenue per connection was $51.94 for the fourth quarter 2009 compared to $51.96 in the previous quarter and $51.23 in the fourth quarter of 2008. Average monthly revenue per connection by product for the fourth quarter was $66.30 for video, $43.08 for voice and $40.40 for data. Average monthly connection churn during the fourth quarter was 2.4%, compared to 2.4% for the same period one year ago and 2.8% in the previous quarter.

“We delivered solid results in 2009 while operating in a challenging environment,” said Rodger L. Johnson, Chairman and Chief Executive Officer of Knology, Inc. “We continue to believe we are in a good space, and we are pleased with our ability to grow in all key financial and operating metrics despite the economic conditions. Our focus on the fundamentals in our business and on delivering a positive experience to our customers is never-ending. We are pleased with the performance of the business early in 2010, and we are looking forward to continued growth in this new year with a focus on increasing shareholder value.”

M. Todd Holt, President and Chief Financial Officer of Knology, Inc. added, “The financial condition of the Company is sound. We focused on further balance sheet improvement in 2009, and we were successful extending a significant portion of our term loan out two additional years while continuing to decrease our leverage. In addition, we ended the year with almost $80 million in cash on hand, and we believe that our strong liquidity position combined with our ability to continue to deliver healthy free cash flow on a go forward basis will facilitate disciplined growth into the future.”

Fourth Quarter Key Operating Metrics

	Q4	Q4	% Change
	2009	2008	vs. Q4 2008
Marketable Homes Passed	932,834	919,043	1.5%

Connections
Video	234,008	232,777	0.5%
Voice
On-Net	235,592	242,687	(2.9)%
Off-Net	11,455	5,709	100.6%
Total Voice	251,047	248,396	1.1%

Data
High Speed Data	207,627	195,045	6.5%
Dial-Up	1,189	1,790	(33.6)%
Total Data	208,816	196,835	6.1%

Total On-Net Connections	677,227	670,509	1.0%
Total Connections	693,871	678,008	2.3%

Residential Connections	588,145	576,693	2.0%
Business Connections	105,726	101,315	4.4%

Average Monthly Revenue Per Connection	$51.94	$51.23
Average Monthly Connection Churn	2.4%	2.4%

For full descriptions of the above metrics, please refer to Non-GAAP Financial and Operating Measures on page 4 of this release.

Conference Call and Replay

Knology has scheduled a conference call to discuss the results of the fourth quarter and full year 2009, which will be broadcast live over the Internet, on Tuesday, February 23, 2010 at 10:00 a.m. Eastern Time. Investors, analysts and the general public will have the opportunity to listen to the free conference call live over the Internet by visiting Knology’s website at www.knology.com or www.earnings.com. An audio archive will be available on Knology’s website at www.knology.com or www.earnings.com starting approximately two hours after the conclusion of the call. Also, a telephonic replay will be available through midnight on Tuesday, March 2, by dialing 1-800-642-1687 or local 706-645-9291. You will need to refer to Confirmation I.D. 54067111.

About Knology

Knology Inc., headquartered in West Point, Georgia, is a leading provider of interactive communications and entertainment services in the Southeast and in the South Dakota region. Knology serves both residential and business customers with one of the most technologically advanced broadband networks in the country. Innovative offerings include over 200 channels of digital cable TV, local and long distance digital telephone service with the latest enhanced voice messaging features, and high-speed Internet access, which enables consumers to quickly download video, audio and graphic files using a cable modem. Knology’s fiber-based business products include iPlex, which delivers Ethernet connections to an IP-PBX using Session Initiated Protocol (SIP) technology, Passive Optical Network (PON), which supplies IP architecture with segmented voice and data bandwidth, and Managed Integrated Network Solutions (MATRIX), an integrated IP-based technology which converges data and voice. For more information, please visit www.knology.com.

Information about Forward-Looking Statements

This press release includes "forward-looking" statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are subject to future events, risks and uncertainties that could cause our actual results to differ materially from those expressed or implied. In addition, our revenues and earnings and our ability to achieve our planned business objectives are subject to a number of factors that make estimates of future operating results uncertain, including, without limitation, (1) that we will not retain or grow our customer base, (2) that we will fail to be competitive with existing and new competitors, (3) that we will not adequately respond to technological developments that impact our industry and markets, (4) that needed financing will not be available to us if and as needed, (5) that a significant change in the growth rate of the overall U.S. economy will occur such that there is a material impact on consumer and corporate spending, (6) that we will not be able to complete future acquisitions, that we may have difficulties integrating acquired businesses, or that the cost of such integration will be greater than we expect, and (7) that some other unforeseen difficulties occur, as well as those risks set forth in our Annual Report on Form 10-K for the year ended December 31, 2008, and our other filings with the SEC. This list is intended to identify only certain of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included herein. Investors are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements relating to expectations about future results or events are based upon information available to us as of today's date, and we do not assume any obligation to update any of these statements, except as required by law.

Definitions of Non-GAAP Financial and Operating Measures

We provide financial measures generated using generally accepted accounting principles (“GAAP”) and using adjustments to GAAP (“Non-GAAP”). These financial measures reflect conventions or standard measures of liquidity, profitability or performance commonly used by the investment community in the telecommunications industry for comparability purposes.

In this release, we use the Non-GAAP financial measures EBITDA, as adjusted, and EBITDA margin. EBITDA, as adjusted, is calculated as net loss before interest; taxes; depreciation and amortization; non-cash stock compensation; restructuring expense; debt modification expense; gain on interest rate derivative instrument; amortization of deferred loss on interest rate swaps; loss on investments; and other expense (income). A reconciliation of EBITDA, as adjusted, to net loss for the three month and annual periods ended December 31, 2008 and 2009 is attached to this press release. EBITDA margin is calculated as EBITDA, as adjusted, divided by total revenue for the relevant period. EBITDA, as adjusted, is an operational measure that is not calculated and presented in accordance with accounting principles generally accepted in the United States. EBITDA, as adjusted, eliminates the uneven effect on operating income of non-cash depreciation of tangible assets and amortization of certain intangible assets and, therefore, is useful to management in measuring the overall operational strength and performance of the Company. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used for generating our revenues. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures and investment spending. Another limitation of EBITDA, as adjusted, is that it does not reflect income net of interest expense, which is a significant expense because of the substantial debt we have incurred.

In this release, we also use the Non-GAAP financial measure Free Cash Flow. Free Cash Flow is calculated as EBITDA, as adjusted, less capitalized tangible and intangible expenditures and cash interest paid net of cash interest received. A reconciliation of Free Cash Flow to net loss for the three month and annual periods ended December 31, 2008 and 2009 is attached to this press release. The use of Free Cash Flow is important because it allows management, as well as investors and analysts, to assess our ability to make additional investments and meet our debt obligations.

The other operating metrics used in this release include the following:

  Marketable Homes Passed – We report homes passed as the number of residential and business units, such as single residence homes, apartments and condominium units, passed by our broadband network and listed in our database. “Marketable homes passed” are homes passed other than those we believe are covered by exclusive arrangements with other providers of competing services.
  Total Connections - Because we deliver multiple services to our customers, we report the total number of connections for video, voice and data rather than the total number of customers. We count each video, voice or data purchase as a separate connection. For example, a single customer who purchases cable television, local telephone and Internet access services would count as three connections. We do not record the purchase of digital video services by an analog video customer as an additional connection.
  On-net/Off-net connections – All of our video connections are provided over our networks. Our voice and data connections consist of both "on-net" and "off-net" connections. On-net refers to lines provided over our networks. Off-net refers to voice or data connections provided over lines leased from third parties.
  Average Monthly Revenue Per Connection – The Average Monthly Revenue Per Connection is the total revenue for a month divided by the average number of connections for that month, expressed in dollars.
  Average Monthly Connection Churn – The Average Monthly Connection Churn is the total number of deactivated connections for a month divided by the average number of connections for that month, expressed as a percentage.

Knology, Inc.
Consolidated Statements of Operations
Unaudited
(In Thousands, Except Share and Per Share Data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Operating Revenues:
Video	$46,231	$42,977	$184,040	$171,439
Voice	32,211	33,135	131,127	137,411
Data	24,968	24,103	98,571	93,459
Other	3,739	3,341	11,827	7,921
Total Revenue	107,149	103,556	425,565	410,230

Direct costs	34,210	30,712	132,870	123,663
Selling, general and administrative expenses	38,286	39,264	154,925	156,364
Depreciation and amortization	22,706	23,947	90,702	95,375
Operating income (loss)	11,947	9,633	47,068	34,828

Interest income	178	174	656	746
Interest expense	(12,021)	(11,890)	(41,632)	(47,332)
Debt modification expense	0	0	(3,422)	0
Gain on interest rate derivative instrument	5,551	0	12,096	0
Amortization of deferred loss on interest rate swaps	(4,452)	0	(18,299)	0
Loss on investments	(353)	0	(353)	0
Other income (expense), net	16	4	479	(367)
Net loss	$866	$(2,079)	$(3,407)	$(12,125)

Basic net loss per share attributable to common stockholders	$0.02	$(0.06)	$(0.09)	$(0.34)

Weighted average shares outstanding	36,150,934	35,663,297	35,990,536	35,520,016

Knology, Inc.
Condensed Consolidated Balance Sheets
Unaudited
(In Thousands)

ASSETS	12/31/2009	12/31/2008

Current assets:
Cash and cash equivalents	$44,016	$57,362
Restricted cash	725	680
Certificates of deposit	35,050	0
Accounts receivable customers, net	32,668	32,641
Prepaid expenses and other	2,986	2,177
Total current assets	115,445	92,860

Property, plant & equipment, net	357,880	379,710
Investments	3,683	2,536
Debt issuance and debt modification costs, net	7,544	8,461
Goodwill, intangible assets and other	162,349	159,851

Total assets	$646,901	$643,418

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long term debt	$9,841	$7,615
Accounts payable	25,768	24,876
Accrued liabilities	22,349	20,405
Unearned revenue	14,795	14,289
Interest rate swaps	16,526	0
Total current liabilities	89,279	67,185

Long term debt, net of current portion	591,514	604,068
Interest rate swaps	0	28,622
Total liabilities	680,793	699,875

Common stock	366	357
Additional paid in capital	602,508	594,843
Accumulated other comprehensive income	(10,324)	(28,622)
Accumulated deficit	(626,442)	(623,035)
Total stockholders’ deficit	(33,892)	(56,457)
Total liabilities and stockholders’ equity	$646,901	$643,418

Reconciliation of EBITDA, As Adjusted, and Free Cash Flow to Net Loss
Unaudited
(In Thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008

Net loss	$866	$(2,079)	$(3,407)	$(12,125)

Depreciation and amortization	22,706	23,947	90,702	95,375
Non-cash stock compensation	1,582	1,446	6,198	4,640
Restructuring expense	258	222	708	1,709
Interest expense, net	11,843	11,716	40,976	46,586
Debt modification expense	0	0	3,422	0
Gain on interest rate derivative instrument	(5,551)	0	(12,096)	0
Amortization of deferred loss on interest rate swaps	4,452	0	18,299	0
Loss on investments	353	0	353	0
Other expense (income)	(16)	(4)	(479)	367
EBITDA, as adjusted	$36,493	$35,248	$144,676	$136,552
Cash interest paid, net	(7,069)	(10,917)	(39,167)	(43,909)
Capitalized expenditures	(14,552)	(8,988)	(55,851)	(47,453)
Free cash flow	$14,872	$15,343	$49,658	$45,190

CONTACT:
Knology, Inc.
M. Todd Holt
President and Chief Financial Officer
706-645-8752
todd.holt@knology.com